Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Burger King Holdings, Inc.:
We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
February 9, 2007
Miami, Florida
Certified Public Accountants